FACSIMILE  (513) 579-6957


                            November 28, 1994



Direct Dial:  (513) 579-6411




     Cintas Corporation
     6800 Cintas Boulevard
     P. O. Box 625737
     Cincinnati, Ohio  45262-5737

     Gentlemen:

          We serve as your general counsel and are familiar with your Articles of Incorporation, Bylaws and corporate proceedings generally. We have reviewed the corporate records as to the establishment of your Partners' Plan which calls for the issuance of shares of Common Stock to employees of the Company. Based solely upon such examination and considerations, we are of the opinion:

           1. That Cintas Corporation is a duly organized and validly existing corporation under the laws of Washington; and

          2. That the Corporation has taken all necessary and required corporate actions in connection with the proposed issuance of up to 300,000 shares of Common Stock pursuant to the Partners' Plan and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Corporation free of any claim of pre-emptive rights.

          We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the afore-said Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        KEATING, MUETHING & KLEKAMP


                                        By:  \s\ Gary P. Kreider
                                              Gary P. Kreider

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